UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                            SEC File No. 0-21864
                                                                CUSIP 929212 108

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING

Check One:

|_| Form 10-K   |_| Form 20-F   |_| Form 11-K   |X| Form 10-Q   |_| Form N-SAR
|_| Form N-CSR

                         For Period Ended: June 30, 2009

|_|   Transition Report on Form 10-K
|_|   Transition Report on Form 20-F
|_|   Transition Report on Form 11-K
|_|   Transition Report on Form 10-Q
|_|   Transition Report on Form N-SAR

For the Transition Period Ended: _________

If the notification relates to a portion of the filing check above, identify the Item(s) to which the notification relates:

N/A

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


                                     PART I
                             REGISTRANT INFORMATION


                                 Vu1 CORPORATION
                                 ---------------
                             Full Name of Registrant

                              557 ROY ST. SUITE 125
                                SEATTLE, WA 98109
                                -----------------
                     Address of principal executive office


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                                     PART II
                             RULES 12b-25(b) AND (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      |     (a)   The reasons described in reasonable detail in Part III of this
      |           form could not be eliminated without unreasonable effort or
      |           expense;
      |
|X|   |     (b)   The subject annual report, semi-annual report, transition
      |           report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or Form
      |           N-SCR, or portion thereof, will be filed on or before the
      |           fifteenth calendar day following the prescribed due date; or
      |           the subject quarterly report or transition report on Form
      |           10-Q, or portion thereof will be filed on or before the fifth
      |           calendar day following the prescribed due date; and
      |
      |     (c)   The accountant's statement or other exhibit required by RULE
      |           12b-25(c) has been attached if applicable.


                                    PART III
                                    NARRATIVE


State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, Form 10-Q, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed period. (Attach extra sheets if needed)

The quarterly report of the registrant on Form 10-Q could not be filed because management requires additional time to compile and verify the data required to be included in the report. The report will be filed within five calendar days of the date the original report was due.


                                     PART IV
                                OTHER INFORMATION


(1) Name and telephone number of person to contact in regard to this notification.

      Matthew DeVries                (888)             985-8881
      ---------------                -----             --------
      (Name)                         (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?

      If the answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                                 Vu1 Corporation
                                 ---------------
                  (Name of Registrant as Specified in Charter)

      Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: August 14, 2009                             By:    /s/ Matthew DeVries
                                                  ------------------------------
                                                  Name:  Matthew DeVries
                                                  Title: Chief Financial Officer


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